Exhibit 10.94

IRREVOCABLE LETTER OF INSTRUCTIONS TO TRANSFER AGENT Date:

February 9, 2015

To the transfer agent of MPhase Technologies, Inc.

Re:          Instructions to Reserve and Issue Shares

Ladies and Gentlemen:

Reference is made to that certain Forbearance Agreement dated as of February 9, 2015 (as the same may be amended from time to time, the "Forbearance Agreement"), between mPhase Technologies, Inc., a New Jersey corporation ("Company"), and John M. Fife, an individual ("Holder"). Pursuant to the terms of the Forbearance Agreement, the Forbearance Amount (as defined in the Forbearance Agreement) may be converted into shares of the common stock, par value $0.001 per share, of Company (the "Common Stock") (the shares of Common Stock issuable upon any conversion or otherwise under the Forbearance Agreement, the "Conversion Shares").

Pursuant to the terms of the Forbearance Agreement, until all of Company's obligations under the Forbearance Agreement are paid and performed in full, Company has agreed to at all times establish a reserve of shares of authorized but unissued Common Stock initially equal to 1,000,000,000 shares of Common Stock (such amount is referred to herein as the "Share Reserve") until an increase in authorized shares is approved by the Company's shareholders; provided that within ten (10) Trading Days (as defined below) of Company's next shareholder meeting (the "Shareholder Meeting"), which is to be held pursuant to the terms of the Forbearance Agreement, Company has agreed to increase the Share Reserve (such increased amount, the "Increased Share Reserve Amount") to the greater of (i) 2,000,000,000 shares of Common Stock, or (ii) a number of shares of Common Stock equal to the then-current Forbearance Amount divided by the thirty (30)-day trailing average volume weighted average price of the Common Stock.

This irrevocable letter of instructions (this "Letter") shall serve as the authorization and direction of Company to Jersey Stock Transfer LLC, or its successors, as Company's transfer agent (hereinafter, "you" or "your"), to reserve shares of Common Stock and to issue (or where relevant, to reissue in the name of Holder) shares of Common Stock to Holder or its broker, upon conversion of the Forbearance Amount, as follows:

1.          From and after the date hereof and until all of Company's obligations under the Forbearance Agreement are paid and performed in full (a) you shall establish a reserve of shares of authorized but unissued Common Stock in an amount not less than 1,000,000,000 shares (the "Transfer Agent Reserve") which prior to the Shareholder Meeting shall be the sole source of shares available for conversions into Common Stock by the Holder under the Forbearance Agreement, (b) you shall hold the Transfer Agent Reserve for the exclusive benefit of Holder, (c) you shall issue the shares of Common Stock held in the Transfer Agent Reserve to Holder or its broker only (subject to the immediately following clause (d)), (d) when you issue shares of Common Stock to Holder or its broker under the Forbearance Agreement pursuant to the other instructions in this Letter, you shall issue such shares solely from the Transfer Agent Reserve prior to the Shareholder Meeting; after the Shareholder Meeting you shall issue such Shares from authorized and unissued shares of Common Stock, and not the Transfer Agent Reserve, to the extent shares of Common Stock have been authorized, but not issued, and are not included in the Transfer Agent Reserve; and following the Shareholder Meeting, you shall only issue shares of Common Stock out of the Transfer Agent Reserve to the extent there are no authorized shares of Common Stock available for issuance other than those held in the Transfer Agent Reserve, at which point, and upon your receipt of written authorization from Holder, you shall then issue any shares of Common Stock deliverable to Holder under the Forbearance Agreement from the Transfer Agent Reserve, (e) you shall not otherwise reduce the Transfer Agent Reserve under any circumstances, unless Holder delivers to you written pre-approval of such reduction, and (f) you shall immediately increase the Transfer Agent Reserve to the Increased Share Reserve Amount upon your receipt of a written request from either Company or Holder following the Shareholder Meeting and the filing of Amended Articles of Incorporation for the Company.

2.          You shall issue the Conversion Shares to Holder or its broker in accordance with Paragraph 3 upon a conversion of all or any portion of the Forbearance Amount, upon delivery to you of (a) a duly executed Conversion Notice substantially in the form attached hereto as Exhibit A (a "Conversion Notice"), and (b) either (i) written confirmation from Holder that the Conversion Shares are registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), or (ii) a legal opinion from either Holder's or Company's counsel that the issuance of the Conversion Shares to Holder is exempt from registration under the 1933 Act or otherwise as to the free transferability of the Conversion Shares, dated within ninety (90) days from the date of conversion; provided, however, that (assuming the Conversion Shares are not registered for resale under the 1933 Act) unless such opinion of counsel indicates that, pursuant to Rule 144 promulgated under the 1933 Act ("Rule 144") or any other available exemption under the 1933 Act, certificates may be issued or delivered without restrictive legend in accordance with the applicable securities laws of the United States, then any certificates for such Conversion Shares shall bear the following restrictive legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURI flE,S LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS OR OTHER EVIDENCE ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED, OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

Please note that a share issuance resolution is not required for each conversion since this Letter and the Forbearance Agreement have been approved by resolution of Company's board of directors (the "Board Resolution"). Pursuant to the Board Resolution, all of the Conversion Shares are authorized to be issued to Holder. For the avoidance of doubt, this Letter is your authorization and instruction by Company to issue the Conversion Shares pursuant to this Letter without any further authorization or direction from Company. You shall rely exclusively on the instructions in this Letter and shall have no liability for relying on any Conversion Notice provided by Holder. Any Conversion Notice delivered hereunder shall constitute an irrevocable instruction to you to process such notice or notices in accordance with the terms thereof, without any further direction or inquiry. Such notice or notices may be transmitted to you by fax, email, or any commercially reasonable method.

3.          Upon your receipt of a Conversion Notice pursuant to Paragraph 2 above, you shall, within three (3) Trading Days thereafter, (a) if you are eligible to participate in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and the Common Stock is eligible to be transferred electronically with DTC through the Deposit/Withdrawal at Custodian system ("DWAC Eligible"), credit such aggregate number of DWAC Eligible shares of the Common Stock to Holder's or its designee's balance account with DTC, provided Holder identifies its bank or broker (by providing its name and DTC participant number) and causes its bank or broker to initiate such DWAC Eligible transaction, or (b) if the Common Stock is not then DWAC Eligible, issue and deliver to Holder or its broker (as specified in the applicable Conversion Notice), via reputable overnight courier, to the address specified in the Conversion Notice, a certificate, registered in the name of Holder or his designee, representing such aggregate number of shares of Common Stock as have been requested by Holder to be transferred in the Conversion Notice. For purposes hereof, "Trading Day" shall mean any day on which the New York Stock Exchange is open for trading. Notwithstanding any other provision hereof, Company and Holder understand that you shall not be required to perform any issuance or transfer of Conversion Shares if (y) such an issuance or transfer of Conversion Shares is in violation of any state or federal securities laws or regulations, or (z) the issuance or transfer of Conversion Shares is prohibited or stopped as required or directed by a court order. Additionally, Company and Holder understand that you shall not be required to perform any issuance or transfer of Conversion Shares if Company is in default of its payment obligations under its agreement with you; provided, however, that in such case Holder shall have the right to pay the applicable issuance or transfer fee ($250) on behalf of Company and upon payment of the issuance or transfer fee by Holder, you shall be obligated to make the requested issuance or transfer.

2

4.                You understand that a delay in the delivery of Conversion Shares hereunder could result in economic loss to Holder and that time is of the essence in your processing of each Conversion Notice.

5.                You are hereby authorized and directed to promptly disclose to Holder, after Holder's request from time to time, the total number of shares of Common Stock issued and outstanding and the total number of shares that are authorized but unissued and unreserved.

6.                Company hereby confirms to you and to Holder that no instruction other than as contemplated herein (including instructions to increase the Transfer Agent Reserve as necessary pursuant to Paragraph 1(f) above) will be given to you by Company with respect to the matters referenced herein. Company hereby authorizes you, and you shall be obligated, to disregard any contrary instruction received by or on behalf of Company or any other person purporting to represent Company.

7.                Company hereby agrees not to change you as its transfer agent without first (i) providing Holder with at least 30-days' written notice of such proposed change, and (ii) obtaining Holder's written consent to such proposed change. Any such consent is conditioned upon the new transfer agent executing an irrevocable letter of instructions substantially similar to this Letter so that such transfer agent is bound by the same terms set forth herein.

8.                Company acknowledges that Holder is relying on the representations and covenants made by Company in this Letter and that the representations and covenants contained in this Letter constitute a material inducement to Holder to enter into the Forbearance Agreement. Company further acknowledges that without such representations and covenants of Company, Holder would not have entered into the Forbearance Agreement.

9.                Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection with the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith.

10.             Holder is an intended third-party beneficiary of this Letter, The parties hereto specifically acknowledge and agree that in the event of a breach or threatened breach by a party hereto of any provision hereof, Holder will be irreparably damaged, and that damages at law would be an inadequate remedy if this Letter were not specifically enforced. Therefore, in the event of a breach or threatened breach of this Letter, Holder shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for a specific performance of the provisions of this Letter.

3

11.           This Letter shall be fully binding and enforceable against Company even if it is not signed by you. If Company takes (or fails to take) any action contrary to this Letter, then such action or inaction will constitute a default under the Forbearance Agreement. Although no additional direction is required by Company, any refusal by Company to immediately confirm this Letter and the instructions contemplated herein to Company's transfer agent will constitute a default hereunder and under the Forbearance Agreement.

12.           Whenever possible, each provision of this Letter shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Letter shall be invalid or unenforceable in any jurisdiction, such provision shall be modified to achieve the objective of the parties to the fullest extent permitted and such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Letter or the validity or enforceability of this Letter in any other jurisdiction.

13.           By signing below, each individual executing this Letter on behalf of an entity represents and warrants that he or she has authority to so execute this Letter on behalf of such entity and thereby bind such entity to the terms and conditions hereof.

14.           This Letter is governed by New Jersey law. By signing below, each party to this Letter represents and warrants that such party has received good and valuable consideration in exchange for executing this Letter.

15.           Each party consents to and expressly agrees that exclusive venue for any dispute arising out of or relating to this Letter or the relationship of the parties or their affiliates shall be in Salt Lake County, Utah.

[Remainder of page intentionally left blank; signature page follows]

4

Very truly yours,

MPhase Technologies, Inc.

By:	/s/ Martin Smiley
Name:	Martin Smiley
Title:	EVP

ACKNOWLEDGED AND AGREED:

HOLDER:

/s/ John M. Fife
John M. Fife

TRANSFER AGENT:

Jersey Stock Transfer LLC

By:	/s/ Geffrey Manger
Name:	Geffrey Manger
Title:	Managing Partner

Attachments:

Exhibit A         Form of Conversion Notice

[Signature Page to Irrevocable Letter of Instructions to Transfer Agent]